Exhibit 10.EE
Supplemental Agreement to the Employment Contract
By mutual accord, it is herewith agreed that the Employment Contract executed between Johnson Controls GmbH, Industriestrasse 20-30, 51399 Burscheid and Dr. Beda Bolzenius, Kronprinzenstrasse 12, 76530 Baden-Baden on 08/25/2004 shall be modified / supplemented as follows:
Pension promises of a company pension plan for Dr. Beda Bolzenius

Johnson Controls GmbH (hereinafter referred to as the “Company”) shall grant Mr. Beda Bolzenius (hereinafter referred to as the “Employee”) old age, disability and survivors’ benefits according to the following provisions. After satisfying the appropriate preconditions, the Employee shall be legally entitled to said benefits.
§ 1
Beneficiaries
As of October 1, 2002, the Employee and his widow, if applicable, shall constitute the circle of beneficiaries.
§ 2
Types of Benefits
Benefits shall be granted in the form of
- old age pension (§ 5)
- disability pension (§ 6)
- widow’s / widower’s pension (§ 7)
- orphan’s pension (§ 8)
§ 3
Benefits Assessment Basis and Pension Unit System
1.	With each year employed in the Company since November 2, 2004, the Employee shall acquire one pension unit.

2.	The value of a given pension unit shall depend on
- the Company contribution and
- the age of the Employee in the given business year.
3.	The Company shall make a contribution in the amount of € 139,500 p.a. to the pension unit to be created for the Employee.

4.	The age of the Employee shall be determined as the civil age on the balance sheet date in the current business year.

5.	The pension unit granted for the given business year shall be calculated by appropriately converting the Company contribution amount for the business year into the pension unit based on the attached pension table and depending on the age of the Employee.

6.	During the qualifying period, at the end of the given business year, the acquired pension unit amount shall be determined and communicated to the Employee in writing.

7.	Should the foundations for the pension tables (actuarial interest rate, biometric actuarial basis) change substantially, and maintaining the pension tables be no longer reasonable for the Company, then the Company shall be entitled to change the pension tables for calculating future pension units.

8.	After reaching the age of 65 and having had an interrupted period of service for the company until such time, the Employee shall be granted an old-age capital in the amount of € 4,300,000. In case of an early benefit entitlement, a capitalization/commutation of the acquired pension units shall be possible with the Company’s approval. In both cases, the old-age capital shall be calculated based on the provisions of clause 7.
§ 4
General Benefit Preconditions
1.	Employee shall be entitled to the benefits upon granting these pension promises (no waiting period).

2.	Until the Employee is informed in writing about the amount of the pension unit determined for the business year in which the insured event occurred, the benefit entitlement shall be based on the pension unit amount that was already communicated to the Employee before the insured event occurred. As soon as the amount of the pension unit acquired last before the insured event has been determined, the entire acquired pension unit amount shall be taken into account when determining the benefit entitlement, and the difference between the new and the previous benefits shall be compensated by way of a single, non-interest-bearing payment.
§ 5
Old Age Pension
1.	The Employee shall be entitled to an old age pension provided that all benefit preconditions are satisfied and the Employee leaves the Company,
1.1	after reaching the age of 65 (standard age limit),

1.2	before reaching the age of 65 when claiming an early old age pension from the statutory pension insurance as full pension,

1.3	if the Employee, if insured in the statutory pension insurance, would be entitled to an early old age pension from the statutory pension insurance as full pension, and said entitlement does not exist only because of the missing insurance attribute.
2.	The amount of the old age pension to which the Employee is entitled after reaching the age of 65 shall follow from the acquired pension unit total.

When claiming the old age pension before reaching the age of 65 (early old age pension) an actuarial reduction shall be applied to the acquired pension unit total for the entire pension term, in the amount of 0.5% for each month that is missing to the age of 65.

3.	The payment of the old age pension shall begin in the calendar month for which the Employee does not receive any salary payments or salary compensation benefits after the occurrence of the insured event and after the employment with the Company has ended. Said benefits shall include not only employer benefits but also benefits from other carriers or institutions, to the financing of which the company has contributed.

The last payment of the old age pension shall be made in the month in which the beneficiary dies.
§ 6
Disability pension
1.	The Employee shall be entitled to a disability pension provided that all general benefit preconditions are satisfied,
1.1	in the full amount, in case of a full reduction in earning capacity, a partial reduction in earning capacity or, if the Employee is insured in a professional pension fund, in case of an occupational disability, or, if the Employee was born before January 2, 1961, in case of an occupational disability within the meaning of the statutory pension insurance, and the Employee leaves the Company for such reason,

1.2	in an amount prorated according to the degree of activity (the ratio of the actual working hours of the Employee after the occurrence of the insured event to the standard working hours, in case of a partial reduction in earning capacity or, if the Employee is insured in a professional pension fund, in case of an occupational disability, or, if the Employee was born before January 2, 1961, in case of an occupational disability within the meaning of the statutory pension insurance, and the Employee does not leave the Company.
2.	Proof shall be furnished by submitting the pension approval certificate or a medical specialist opinion, which must be confirmed by the opinion of a second physician if so required by the Company. The cost of the second examination shall be borne by the Company.

3.	If the insured event occurs before reaching the age of 60, the amount of the disability pension shall follow from the acquired pension unit total on disability pension.

If the insured event occurs after reaching the age of 60, the disability pension shall be granted in the same amount as the early old age pension.

4.	In case of clause 1.1, the payment of the disability pension shall begin in the calendar month for which the Employee does not receive any salary payments or salary compensation benefits after the occurrence of the insured event and after the employment with the Company has ended. Said benefits shall include not only employer benefits but also benefits from other carriers or institutions, to the financing of which the company has contributed. In case of clause 1.2, the payment of the disability pension shall begin in the calendar month following the occurrence of the reduction in earning capacity or the occupational disability.

The disability pension shall continue to be paid in the same amount after reaching the age of 65; it shall however end prematurely if the reduction in earning capacity of the beneficiary ends before reaching the age of 65.

If the pension for a reduction in earning capacity is granted pursuant to the provisions of the statutory pension insurance with an imposed time limit, the Company may impose a time limit on the payment of the disability pension from the outset.

The last payment of the disability pension shall be made in the month in which the beneficiary dies.
§ 7
Widow’s Pension
1.	Provided that the general benefit preconditions are satisfied, the surviving spouse of the Employee shall be entitled to a widow’s pension.

2.	The amount of the widow’s pension shall be 60% of the pension that the deceased was drawing at the time of death or that he would be drawing if he left the Company at that time due to a reduction in earning capacity or professional disability within the meaning of § 6 clause 1.1.

For each full year that the wife is more than 15 years younger than her husband, the widow’s pension shall be reduced by 5% of its amount.

If benefits are to be paid to a divorced wife under a pension rights adjustment, the widow’s pension shall be reduced accordingly.

The amount of the widow’s pension and the orphan’s pension (§ 8) may not exceed the amount that the deceased was drawing at the time of death or would be drawing if he left the Company at that time due to a reduction in earning capacity or professional disability within the meaning of § 6 clause 1.1. Where applicable, these pensions shall be reduced accordingly.

3.	The payment of the widow’s pension shall begin in the calendar month for which the widow does not receive any salary payments or salary compensation benefits under the former employment relationship of the deceased after the occurrence of the insured event. Said benefits shall include not only employer benefits but also benefits from other carriers or institutions, to the financing of which the company has contributed.

The last payment of the widow’s pension shall be made in the month in which the widow remarries or dies.

§ 8
Orphan’s Pension
1.	Provided that the general benefit preconditions are satisfied, the children of the deceased Employee and their peers within the meaning of the German Civil Code (BGB) shall be entitled to an orphan’s pension.

2.	The amount of the half-orphan’s pension shall be 10%, the orphan’s pension shall be 20% of the pension that the deceased was drawing at the time of death or that he would be drawing if he left the Company at that time due to a reduction in earning capacity or professional disability within the meaning of § 6 clause 1.1. § 7 clause 2 sentence 2 shall apply.

3.	The payment of the orphan’s pension shall begin in the calendar month for which the orphan does not receive any salary payments or salary compensation benefits under the former employment relationship of the deceased after the occurrence of the insured event. Said benefits shall include not only employer benefits but also benefits from other carriers or institutions, to the financing of which the company has contributed.

Orphan’s pensions shall be granted until the orphan reaches the age of 18. If the orphan is attending college or receiving a professional training, the orphan’s pension shall be granted for the time of the education, no longer however than until reaching the age of 25.

The last payment of the orphan’s pension shall be made in the month in which the orphan dies.
§ 9
Modalities of Payment
The benefits shall be payable at the end of each calendar month. The cost associated with the payment shall be borne by the Company only to the extent that are customary for a transfer within Germany.
§ 10
Pension adjustment
Every year on January 7, the current pensions shall be increased by 1 percent of their amount. In the first year a pension is drawn, its increase shall be prorated accordingly.
§ 11
Caveats
The Company shall have the right to reduce or terminate the benefits if the circumstances which were decisive at the time the benefits were approved have changed significantly and permanently to such an extent that the Company cannot reasonably be expected to continue to pay the approved benefits.

§ 12
Non-forfeiture
The acquired rights to future pension benefits shall be contractually non-lapsable at the end of a given business year.
§ 13
Reinsurance
The Company shall have the right to secure the benefits it is obligated to pay by taking out reinsurance policies. Only the Company shall be entitled to any claims resulting from such reinsurance. The Employee shall be obligated to submit any documents that might be needed for taking out such a policy.
§ 14
Obligations of the Beneficiary
1.	For the duration of the pension payment, the Employee shall submit his income tax card to the Company. The Employee shall notify the Company about any change in his civil and family status, in particular any change in or the discontinuation of a reduced earning capacity.

2.	Claims for damages against a third party who through his or her behavior has caused the reduced earning capacity or professional disability or the death of the Employee, must be assigned to the Company up to the amount of the pension.

3.	The mortgaging, pledging, or ceding of any entitlements or benefits resulting from these provisions shall be ineffective with regard to the Company.
§ 15
Granting the Pension Approval
These pension promises shall be granted as of November 2, 2004.
§ 16
Jurisdiction
The place of jurisdiction shall be Burscheid, Germany.
§ 17
Miscellaneous
Changes or amendment of this contract shall require the written form.
All other agreements in the existing contract shall remain unaffected by these provisions.

Burscheid, 08/25/2004
Johnson Controls GmbH

[signature] John Fiori
Executive Vice President and President International

[signature] Christer Bergstroem
Vice President Human Resources Europe

I agree:

09/02/04 [signature] Beda Bolzenius

Johnson Controls GmbH, Burscheid	Appendix
14 August 2008
Pension provision for Dr. Beda Bolzenius
in accordance with Sec. 3 No. 6 of the ancillary agreement
to the employment contract of 25/08/2004

Annual contribution:	EUR 139,500
Interest rate:	6.0%
Annual pension indexation:	1.0%

	Annual pension constituent to		Sum of pension constituents to
	disability pension		disability pension
	and		and
	premature old-	old-age pension	premature old-	old-age pension
Age	age pension	at age 65	age pension	at age 65

	EUR	EUR	EUR	EUR
48	19,797	28,282	19,797	28,282
49	18,780	26,828	38,577	55,110
50	17,813	25,447	56,390	80,558
51	16,895	24,136	73,286	104,694
52	16,024	22,892	89,310	127,585
53	15,198	21,711	104,508	149,297
54	14,414	20,592	118,922	169,889
55	13,671	19,530	132,593	189,419
56	12,964	18,520	145,557	207,939
57	12,289	17,556	157,846	225,495
58	11,641	16,630	169,487	242,124
59	11,013	15,733	180,505	257,857
60	10,398	14,854	190,898	272,711
61	10,627	13,983	217,888	286,695
62	10,794	13,163	245,883	299,858
63	10,888	12,373	274,763	312,230
64	10,911	11,608	304,408	323,838
65		10,857		334,696